INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in these Post-Effective Amendment Nos. 3 and 5 to Registration Statement Nos. 333-62298 and 811-10401, respectively, of Trust for Professional Managers on Form N-1A of our report dated September 17, 2004, appearing in the Annual Report of Conning Money Market Portfolio for the year ended August 31, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also parrot of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
November 22, 2004